N E W S R E L E A S E

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (Aug. 9, 2012)

BAKER REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

PITTSBURGH — Michael Baker Corporation (NYSE MKT:BKR) today announced its financial results for the second quarter of 2012.

Unless noted otherwise, the information and discussion contained in this news release pertains to Baker’s continuing operations, while the Company’s Form 10-Q, which is being filed with the SEC concurrent with this announcement, presents a complete discussion of both continuing and discontinued operations. Included in continuing operations are the financial results of RBF Consulting (RBF), which Baker acquired effective October 1, 2011.

For the quarter, Baker reported net income from continuing operations of $2.7 million, or $0.28 per diluted share, on revenues of $155.3 million, compared to net income from continuing operations of $5.0 million, or $0.53 per diluted share, on revenues of $130.1 million in the second quarter of 2011.

The increase in second-quarter 2012 revenue compared to the year-ago period was driven primarily by the addition of $24.4 million in revenues from RBF and increases in certain key Transportation segment projects, all of which was partially offset by a decrease in work performed for FEMA.

Operating income from continuing operations for the second quarter of 2012 was $3.2 million, compared to $7.9 million for the same period in 2011. The decrease was attributable primarily to reduced gross profit of $1.9 million, as well as an increase in selling, general and administrative (SG&A) expenses of $2.8 million. Gross profit decreased mainly due to decreased utilization of personnel, an unfavorable project mix, and an increase in amortization expenses related to the Company’s recent acquisitions, partially offset by the addition of RBF’s gross profit.

SG&A expenses totaled $22.3 million for the second quarter of 2012, compared to $19.5 million in the year-ago period. This increase resulted primarily from additional SG&A expenses of $3.7 million from RBF, including $0.2 million of intangible asset amortization, which was partially offset by a period-over-period decrease in SG&A personnel, excluding the impact of RBF.

For the first six months of 2012, the Company recorded net income from continuing operations of $3.6 million, or $0.38 per diluted common share, on revenues of $307.0 million, compared with net income from continuing operations of $5.7 million, or $0.61 per diluted common share, on revenues of $251.1 million for the first half of 2011.

The Company’s full-year forecasted effective income tax rate from continuing operations was 40.5 percent and 39.5 percent as of July 1, 2012, and June 30, 2011, respectively.

Total backlog at July 1, 2012, was $1.61 billion, compared to $1.59 billion at December 31, 2011. Of these totals, $652 million and $685 million, respectively, are considered funded backlog.

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ADD ONE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2012

On the balance sheet as of July 1, 2012, the Company had a cash balance of $63.1 million and no debt.

Commenting on the results, President and Chief Executive Officer Bradley L. Mallory, said, “We are disappointed with our second quarter results. General market conditions are still challenging and some of our major opportunities have been delayed. We are cautiously optimistic that this situation will improve going forward.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,000 employees in over 100 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Conference Call

Michael Baker Corporation has scheduled a conference call and webcast for Thursday, August 9, at 10:00 AM Eastern Daylight Savings Time to discuss these results. Please call 877-769-6805 at least 10 minutes prior to the start of the call. To access the webcast, please visit the investor relations portion of Baker’s website at www.mbakercorp.com.

(The above information contains forward-looking statements concerning our future operations and performance. Forward-looking statements are subject to market, operating and economic risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein. Factors that may cause such differences include, among others: increased competition; increased costs; changes in general market conditions; changes in industry trends; changes in the regulatory environment; changes in our relationship and/or contracts with the Federal Emergency Management Agency (“FEMA”); changes in anticipated levels of government spending on infrastructure, including the Moving Ahead for Progress in the 21st Century Act (MAP-21); changes in loan relationships or sources of financing; changes in management; changes in information systems, and acquisition-related activity. Such forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.)

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ADD TWO — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2012

FINANCIAL SUMMARY

(Unaudited)

	For the three months ended		For the six months ended
Operating Results	July 1,	June 30,	July 1,	June 30,
(In thousands, except earnings per share)	2012	2011	2012	2011

Revenues	$155,297	$130,061	$306,956	$251,094

Gross profit	25,508	27,396	49,325	48,525

Operating Income	3,224	7,883	4,636	9,291

Income before income taxes and noncontrolling interests	4,566	8,015	6,302	9,545

Net income from continuing operations before noncontrolling interests	2,907	5,253	4,049	6,336

(Loss)/income from discontinued operations, net of tax	(236)	(100)	501	(15)

Less: Income attributable to noncontrolling interests	223	299	406	635

Net income attributable to Michael Baker Corporation	$2,448	$4,854	$4,144	$5,686

Earnings per share:
Basic-continuing operations	$0.29	$0.53	$0.39	$0.62
Diluted-continuing operations	0.28	0.53	0.38	0.61
Basic-net income	0.26	0.52	0.44	0.62
Diluted-net income	$0.25	$0.52	$0.43	$0.61

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ADD THREE — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2012

Segment results
(In millions)	For the three months ended		For the six months ended
	July 1,	June 30,	July 1,	June 30,
	2012	2011	2012	2011
Revenues
Transportation	$83.8	$75.6	$164.4	$143.2
Federal	71.5	54.5	142.6	107.9

Total revenues	$155.3	$130.1	$307.0	$251.1

Gross Profit
Transportation	$14.5	$14.9	$27.9	$24.4
Federal	11.0	12.4	22.3	24.5
Corporate	—	0.1	(0.9)	(0.4)

Total gross profit	25.5	27.4	49.3	48.5

Less: SG&A
Transportation	(12.6)	(12.0)	(24.8)	(24.0)
Federal	(9.7)	(7.5)	(19.9)	(15.2)

Total SG&A	(22.3)	(19.5)	(44.7)	(39.2)

Operating income
Transportation	1.9	2.9	3.1	0.4
Federal	1.3	4.9	2.4	9.3
Corporate	—	0.1	(0.9)	(0.4)

Total operating income	$3.2	$7.9	$4.6	$9.3

Backlog			As of
(In millions)			July 1, 2012	December 31, 2011
Funded			$652.0	$684.6
Unfunded			957.2	908.6

Total			$1,609.2	$1,593.2

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ADD FOUR — BAKER FINANCIAL RESULTS FOR SECOND QUARTER 2012

Condensed Consolidated Balance Sheet	As of
(In thousands)	July 1, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$63,053	$36,050
Available for sale securities	—	12,323
Receivables, net	102,751	104,091
Unbilled revenues on contracts in progress	72,547	77,713
Prepaid expenses and other	8,964	8,951
Prepaid income taxes	5,816	7,149

Total current assets	253,131	246,277

Property, plant and equipment, net	18,694	20,903
Goodwill and other intangible assets, net	99,181	104,505
Other long-term assets	8,261	8,189

Total assets	$379,267	$379,874

LIABILITIES & SHAREHOLDERS’ INVESTMENT
Accounts payable	$44,833	$44,434
Accrued compensation and insurance	35,108	36,366
Billings in excess of revenues on contracts in progress	21,502	24,064
Deferred income tax liability	13,659	13,659
Income taxes payable	223	1,113
Other accrued expenses	10,967	12,905

Total current liabilities	126,292	132,541

Deferred income tax liability	16,194	16,823
Other long-term liabilities	10,408	9,881

Total liabilities	152,894	159,245

Common Stock	10,148	10,067
Additional paid-in capital	67,888	66,218
Retained earnings	152,749	148,605
Accumulated other comprehensive loss	—	(90)
Less — Treasury shares	(5,160)	(4,888)

Total Michael Baker Corporation shareholders’ investment	225,625	219,912
Noncontrolling interests	748	717

Total shareholders’ investment	226,373	220,629

Total liabilities & shareholders’ investment	$379,267	$379,874

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